SUBLEASE


         THIS SUBLEASE is entered into on this 11th day of June, 1996, by and between LEARNING INTERNATIONAL, a division of Times Mirror Training, Inc. ("Sublessor"), having offices at 225 High Ridge Road, Stamford, P.O. Box 10211, Connecticut 06904, and INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC. ("Sublessee"), having offices at 969 High Ridge Road, Stamford, Connecticut 06905.


                                    RECITALS

                      WHEREAS, Sublessor is the Tenant under the Lease dated
                  April 12, 1990, and two (2) Amendments to Lease dated September 1,1990, and February 11,1993, respectively, by and between 225 High Ridge Venture, a Connecticut General Partnership ("Landlord") and Sublessor (the "Master Lease");

                      WHEREAS, under the Master Lease, Landlord leased to
                  Sublessor an aggregate of 54,634 rentable square feet on the real property located in the City of Stamford, County of Fairfield, State of Connecticut, described as West Building, 225 High Ridge Road, Stamford, Connecticut ("Master Premises");

                      WHEREAS, Sublessor desires to sublease a portion of the
                  Master Premises to Sublessee, namely 48,222 rentable square feet.

                  NOW, THEREFORE, Sublessor and Sublessee agree as follows:

         1.       PREMISES

         Sublessor hereby subleases on the terms and conditions set forth in this Sublease and on an "as is" basis a portion of the Master Premises, namely 48,222 rentable square feet of office space ("Premises") as depicted in Exhibit "1," attached hereto and incorporated herein by reference. Sublessor makes no warranties or representations as to whether Sublessee will be able to use the Premises for its intended purposes or business.

         2.       PARKING SPACES

         Sublessee shall have the right, subject to reasonable rules and regulations adopted by Landlord, to a total of one hundred forty five (145) parking spaces, calculated at three (3) parking spaces per 1,000 rentable square feet within the Premises ("Spaces"). Seventy (70) of the Spaces shall be covered.

         3.       CONSTRUCTION ALLOWANCE

         Sublessor and Sublessee agree that Sublessor shall not contribute any sum towards Sublessee's costs and expenses, including fees for professional services, incurred in remodeling the Premises for Sublessee's use and purposes ("Work"). Further, Sublessee agrees to comply with all applicable requirements of the Master Lease with regard to the Work and the making of any alterations or improvements. Sublessee shall take sole responsibility for the cost and expense of the Work and shall indemnify and hold harmless Sublessor against any and all claims, losses, damages, and costs and expenses, including reasonable attorney's fees, arising out of, related to, or resulting from the Work or to the removal of any such Work as requested by the Landlord.

         Upon the expiration of or sooner termination of this Sublease any improvements which are affixed to the Premises and which Sublessee has made to the Premises shall become the property of Sublessor, and Sublessor shall have no obligation to compensate Sublessee for said improvements. Sublessee assumes no obligation of Sublessor, if any, to restore the Premises to any former condition except, that Sublessee shall remove the Work and indemnify the Sublessor to the extent the Landlord requires such removal.

         4.       WARRANTY BY SUBLESSOR

         Sub lessor warrants and represents to Sublessee that the Master Lease has not been amended or modified except as expressly set forth herein, that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Landlord that Sublessor is in default or breach of any of the provisions of the Master Lease.

         5.       TERM

         The term of this Sublease shall commence on September 16,1996 or when the Landlord has consented to this Sublease ("Commencement Date"), whichever shall last occur, and end on August 31, 2000 ("Termination Date"), unless otherwise sooner terminated in accordance with the provisions of this Sublease. In the event the Term commences on a date other than the Commencement Date, Sublessor and Sublessee shall execute a memorandum setting forth the actual date of commencement of the Term. Possession of the Premises ("Possession") shall be delivered to Sublessee on the commencement of the Term. If for any reason, Sublessor does not deliver Possession to Sublessee on the commencement of the Term, Sublessor shall not be subject to any liability for such failure, the Termination Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but rent shall abate until delivery of Possession and Sublessee shall receive a Rent credit equal to

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

$1,506.94 per day for each day that Sublessor's delivery of Possession is delayed beyond the Commencement Date. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within thirty (30) days after the Commencement Date, then at any time thereafter and before delivery of Possession, Sublessee may give written notice to Sublessor of Sublessee's intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) days after delivery of said notice to Sublessor. If Sublessor delivers Possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor permits Sublessee to take Possession prior to the commencement of the Term, such early Possession shall not advance the Termination Date and shall be subject to the provisions of this Sublease, including, without limitation, the payment of rent for the early possession period.

         6.       RENT

         a. Sublessor and Sublessee agree that Sublessor shall commence the payment of rent 30 days following the Commencement Date.

         b. Sublessee shall pay to Sublessor as minimum rent, without deduction, setoff, notice, or demand, at Service One, 12227 South Business Park Drive, Building 5, Suite 130, Draper, Utah 84020 or at such other place as Sublessor shall designate from time to time by notice to Sublessee, the sum of $60,277.50 (48,222 square feet x $15.00 per square foot/12) per month, payable by Sublessee's company check, in advance on the first day of each month, beginning 30 days after the Commencement Date to August 31, 2000.

         c. Sublessee understands and acknowledges that the costs for cleaning services are as set forth in Exhibit E of the Master Lease, included in the operating expenses of the Premises and that no additional cleaning cost will be incurred unless Sublessee requests special services.

         7.       ESCALATIONS

         a. Common area costs ("Costs") shall include all items delineated and any increases related thereto as determined under Article 3 of the Master Lease. For purposes of escalations as related to this Sublease, the Base Year shall be defined as the period from January 1,1996 through December 31,1996 ("Base Year"). Notwithstanding Sublessor's agreement to pay the Costs for the Base Year, in the event that costs increase and Sublessor receives from Landlord, the notice of estimated increase in Costs ("Increase") for the year(s) subsequent to the Base Year, Sublease shall, beginning on the first anniversary of the Commencement Date, pay its pro-rata share of the Increase, payment to be made, at Sublessor's option, either monthly or in other installments in compliance with Landlord's request under Section 3.03 of the Master Lease. Sublessee's pro-rata share of the Increase shall be 48,222

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

rentable square feet within the Premises divided by 54, 634 rentable square feet within the Master Premises.

         b. Sublessor shall give written notice to Sublessee of any Increase and shall adjust Sublessee's payments to reflect any difference between the Increase and the actual Costs.

         8.       ELECTRICITY

         Sublessee's electricity usage shall be measured by separate sub- meter for the Premises, already installed and either billed to Sublessee, or, at Sublessor's discretion, received by Landlord and forwarded to Sublessor, who will then forward the Sublessee's electricity bill (the "Bill") to Sublessee or received by Landlord and forwarded directly to Sublessee for payment. Sublessee shall pay all charges for electricity to the Premises at the actual rate per kilowatt hour charged by the local utility company. Sublessee shall pay the Bill no later than ten (10) days after its receipt beginning on the Commencement Date.

         9.       SECURITY DEPOSIT

         a. Sublessee shall deposit Three Hundred Sixty One Thousand Six Hundred Sixty Dollars ($361,660) or Sublessee may provide Sublessor with a Letter of Credit meeting the conditions set forth below in paragraph (b) (the "Security Deposit") with Sublessor to secure Sublessee's performance of the obligations of this Sublease payable Twenty Five Thousand Dollars ($25,000) upon execution of this Sublease and the balance payable on Sublessee's Possession of the Premises. The Security Deposit shall be placed in an interest-bearing account which interest shall accrue for the benefit of Sublessee provided that Sublessee does not default in the performance of any of its obligations under the Sublease. If Sublessee defaults Sublessor may, after giving five (5) business days advance notice to Sublessee without prejudice to any of Sublessor's remedies, apply all or part of the Security Deposit to cure Sublessee's default. If Sublessor so uses part or all of the Security Deposit, then Sublessee shall within ten (10) days after written demand, pay Sublessor the amount used to restore the Security Deposit to its original amount.

         Sublessor shall release twenty five percent (25%) (i.e., $90,415) to Sublessee on each anniversary date of the Commencement Date for years 1997,1998 and 1999; provided, that Sublessee has performed each and every one of its obligations under the Sublease. Further, Sublessee and Sublessor agree that the final 25% will be due and payable from Sublessor to Sublessee thirty (30) days following the Termination Date; provided, that Sublessee has performed each and every one of its obligations under this Sublease.

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

         b. In lieu of a cash Security Deposit, Sublessee may deliver to Sublessor a clean, irrevocable, non-documentary and unconditional Letter of Credit issued by and drawn upon any commercial bank, trust company, national banking association or savings and local association having offices for banking purposes in the City of New York (hereinafter referred to as the "Issuing Bank") and which (or the parent company of which) shall have outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as "+" or "-" or numerical notation. "Aa" or better by Moody's Investors Services and "AA" or better by Standard & Poor's Corporation, and has combined capital, surplus and undivided profits of not less than $500,000,000.00, which Letter of Credit shall have a term of not less than one year, be in form and content reasonably satisfactory to Sublessor, be for the account of Sublessor, be in the amount of the Security Deposit then required to be deposited hereunder, and be fully transferable by Sublessor to successor owners of the Master Premises without the payment of any fees or charges, it being agreed that if any such fees or charges shall be so imposed, then such fees or charges, shall be paid by Sublessee. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment for consecutive periods of one year each thereafter for three (3) years, unless the Issuing Bank sends notice (the "Non-Renewal Notice") to Sublessor by certified mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit that it elects not to have such Letter of Credit renewed. Additionally, the Letter of Credit shall provide that Sublessor shall have the right, exercisable within twenty (20) days of its receipt of the Non- Renewal Notice, by sight draft on the Issuing Bank, to receive the monies represented by the existing Letter of Credit and to hold such proceeds pursuant to the terms of this Sublease as a cash security pending the replacement of such Letter of Credit. If an Event of Default shall have occurred and be continuing with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Fixed Rent and Additional Rent, Sublessor may apply or retain the whole or any part of the cash security so deposited or may notify the Issuing Bank and thereupon receive all the monies represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds, as provided in this Sublease.

         c. Sublessee shall provide the financial documents set forth below to Sublessor ninety (90) days following the first day of January 1997,1998,1999 and 2000 respectively. Such financial disclosures shall be maintained in the strictest of confidence by Sublessor pursuant to the terms of that certain Mutual Nondisclosure and Confidentiality Agreement, dated January 17, 1996:

                  (i)      Audited Consolidated Balance Sheet; and

                  (ii)     Audited Income Statement.

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

         10.      USE OF PREMISES

         Sublessee agrees that the Premises shall be used and occupied only for those purposes described in and permitted under Section 1.05 of the Master Lease.

         11.      ASSIGNMENT AND SUBLETTING

         Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublessor, which shall not be unreasonably withheld (and the consent of Landlord, if such is required under the terms of the Master Lease). No consent of Sublessor to any assignment or subletting, however, shall be construed as relieving Sublessee of any liability hereunder or any obligation to obtain such consent to any further assignment, other transfer or subletting.

         12.      OTHER PROVISIONS OF SUBLEASE

         All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the Landlord thereunder, Sublessee the Lessee thereunder, and the Premises the Master Premises. Sublessee assumes and agrees to perform the Lessee's obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Landlord under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Landlord to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the nondefaulting party for the damage suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

         13.      BROKERAGE COMMISSION

         Sublessee warrants and represents that it has had no contact or dealings with any real estate broker other than Albert B. Ashforth, Inc., 3001 Summer Street, Stamford, Connecticut 06905 ("Broker") and Cushman & Wakefield, Sublessor's Broker, which would give rise to any obligation on the part of Sublessor to pay any

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

brokerage commission or fee in connection with this Sublease other than to Broker and Sublessor's Broker. Sublessee does hereby hold harmless Sublessor against any and all claims, including but not losses, damages, and costs and expenses, including reasonable attorney's fees, arising out of, related to, or resulting from any dispute regarding the brokerage commission or fee.

         In any event, Sublessee acknowledges and agrees that Sublessor shall pay only the brokerage commission or fee, which shall be calculated and the schedule of payment for which determined under separate agreement by and between Sublessor and Sublessor's Broker executed prior to the Commencement Date.

         14.      NOTICES

         All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by United States mail, postage prepaid, addressed to the Sublessee at the Premises and at the address hereinbelow or in such other place as Sublessee may from time to time designate in a notice to Sublessor. All notices and demands by the Sublessee to Sublessor shall be sent by United States mail, postage prepaid, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee:

     To Sublessor:     Learning International
                       c/o Service One
                       12227 South Business Park Drive
                       Building 5, Suite 130
                       Draper, Utah 84020
                       Attention:  Director, Real Estate and Travel Services

     With a copy to:   Paul J. Richardson, Esq.
                       Legal Department
                       Times Mirror Company
                       Times Mirror Square
                       Los Angeles, California 90053

     To Sublessee:     International Telecommunication Data Systems, Inc.
                       969 High Ridge Road
                       Stamford, Connecticut 06905

                       Attention: Lewis Bakes

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

         15.      CERTIFICATE OF INSURANCE

         As a further pre-condition to Sublessee's right to take Possession of the Premises, Sublessee shall deliver to Sublessor acceptable certificate(s) of insurance, in full compliance with the terms of Article 8 of the Master Lease, a copy of which Sublessee has received, evidencing 1) standard fire and extended insurance coverage on Sublessee's personal property on the Premises pursuant to the requirements of Section 8.04 of the Master Lease; and 2) comprehensive general public liability and property damage insurance policy with a broad form contractual liability endorsement, which shall name Sublessor and Landlord as additional insureds, and which shall have a limit of not less than Five Million Dollars ($5,000,000) for injury or death and a limit of not less than One Million Dollars ($1,000,000) for damage to property on the Premises pursuant to the requirements of Section 8.05 of the Master Lease. All insurance shall be issued by a Qualified Insurer as defined in Section 8.04 of the Master Lease.

         16.      CONSENT BY LANDLORD

         THIS SUBLEASE SHALL BE OF NO FORCE OR EFFECT UNLESS CONSENTED TO IN WRITING BY LANDLORD WITHIN THIRTY (30) DAYS AFTER EXECUTION HEREOF, AS SUCH CONSENT IS REQUIRED UNDER THE TERMS OF THE MASTER LEASE.

         17.      NON-DISTURBANCE

         This Sublease is subject and subordinate to all ground or underlying leases, mortgage and deed of trust which may now or hereafter affect the Premises. Sublessor shall provide Sublessee with a nondisturbance agreement from the holder of any such superior interest, in form acceptable to such holder, providing that so long as Sublessee is not in default under any of the terms, covenants, provisions or conditions of this Sublease, or to the extent to which they apply, the Master Lease, Sublessee shall have the right to peaceably and quietly enjoy the Premises subject to the terms of this Sublease.

         18.      LATE FEES

         Any rent, or other sums payable by Sublessee to Sublessor, which shall not be paid within five business (5) days of the due date thereof, such amount shall thereafter be payable with interest from the due date thereof at a rate per annum equal to the lesser of (i) 2% above the prime or base commercial lending rate from time to time announced by The Chase Manhattan Bank, N.A. to be in effect at is principal office in New York, N.Y., or (i) the maximum rate then permitted by law.


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

         19.      GENERAL PROVISIONS

         a. This Sublease shall be governed by, and all disputes of the parties with respect to this Sublease shall be determined in accordance with Connecticut law. This Agreement shall be deemed to have been entered into and performed in the County of Fairfield, State of Connecticut.

         b. If Sublessor, or Sublessee shall commence an action against the other arising out of or in connection with this Sublease to enforce the terms, conditions, or provisions of this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney's fees.

         c. If Sublessor receives a bona fide offer ("Offer") from a third party to purchase any furniture that is currently in the Premises; Sublessor agrees that prior to entering into an agreement with such third-party Sublessor shall notify Sublessee and shall offer such furniture to Sublessee upon the same terms and conditions as contained in the Offer. Sublessee shall have three (3) business days from such notice to inform Sublessor of its acceptance to purchase the furniture on the terms stated in the Offer. If Sublessee fails to notify Sublessor within the three day period, Sublessee's right of first refusal shall be deemed waived and terminated.

         d. The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision contained herein.

         e. This Agreement contains all agreements of the parties with respect to any matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective unless contained herein.

         f. This Agreement shall be modified only in writing, and such modification shall only become effective upon execution by both parties herein.

         g. The title of sections to this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper officers thereunto duly authorized on the day and year first above written.

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

                                SUBLESSOR:

WITNESSES:                      LEARNING INTERNATIONAL


_____________________________   By:  Learning International a division of
                                     Times Mirror Training, Inc., a Florida
                                     corporation


______________________________  By:______________________________________
                                Name:___________________________________
                                Title:____________________________________


STATE OF ____________________________)
                                     )    SS.:
COUNTY OF __________________________ )


On this _____ day of ____________, 1996, personally appeared before me the undersigned officer, ____________________________________________ acting herein
_______________________, by ________________________, its duly authorized
______________________ who acknowledged that he/she signed, sealed and delivered the above and foregoing instrument as his/her free act and deed, the free act and deed of said ____________________, and the free act and deed of said ___________________________________, for the purposes therein stated, before me.



                                  -------------------------------------
                                  Notary Public
                                  Notary Seal:



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